Exhibit 4.9

FRAMEWORK AGREEMENT
between

OPCTN S.A., 6 Rue Jean Bertholet, LU-1233 Luxembourg
(hereinafter referred to as the “Borrower”)

and

CREDIT SUISSE AG
Mailing address:      P.O. Box 100, 8070 Zurich
Contact address:Giesshübelstrasse 30, 8045 Zurich
(the lender, hereinafter referred to as the “Bank”)

Amount of Credit Facility	CHF 15’000’000.00

The amount of the credit facility is reduced by the sum of the amortizations and other loan repayments made.

Utilization
This credit facility can be used as a limit for cash credits in the form of fixed advances in CHF and/or in any other freely convertible foreign currencies with maximum terms of up to 60 months (interest period). No interest period for a fixed advance shall extend beyond the last amortization payment date.

Any extension of a fixed advance must be requested by no later than two banking days before the fixed advance expires.

Fixed advances may be granted without having to comply with any specific requirements as to form; they will be confirmed by the Bank in writing, but without a signature.

The Bank reserves the right to refuse individual transactions relating to the fixed advances above.

Conditions for Utilization of the Credit Facility	This credit facility may not be used until all collateral has been legally established in favour of the Bank and the following documents have been received by the Bank:

● Due execution of the Framework Agreement.
●
Due execution of the Security Agreement for the pledge of all shares of Eldista GmbH, rue des Pierres-du-Niton 17, c/o INTEREXPERTS SA, 1207 Genève (hereinafter referred to as “Eldista”) by the Borrower, including confirmation by the board of Eldista that the pledge has been duly registered in the share book of Eldista.

● Due execution of the Deed of Assignment.
● Due execution of the Security Agreement for the pledge of mortgage notes by Eldista.
● Receipt of certified copies of Articles of Association of Eldista.

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	●	Receipt of board and shareholders resolution of the Borrower, giving the necessary authorizations for the entry into the Framework Agreement and the Security Agreement.
	●	Receipt of a legal opinion for the relevant jurisdiction of the Borrower on the financing contemplated under the Framework Agreement and the Security Agreements.
●
Confirmation by the Borrower in writing that to the best of knowledge all taxes in connection with the Eldista share transfer from Apollo CTN S.à.r.l, Luxembourg to the Borrower are paid by Apollo CTN S.à.r.l, Luxembourg and/ or the Borrower (in particular the real estate gains taxes and real estate transfer taxes) or that no taxes are owed.

Amortization	The credit facility is reduced by CHF 2’000’000.00 per year, payable quarterly, for the first time on 31.12.2011

Installments and method of payment as well as modifications to the amortization amount are mutually agreed. This agreement is made without complying with any requirements as to form; an oral agreement, in particular, is sufficient to be binding. The agreement will be confirmed by the Bank in writing, but without a signature.

Interest rate	●
Fixed advances
The interest rate of fixed advances is mutually agreed by the Borrower and the Bank. Such agreement is made without complying with any requirements as to form. The interest rate for fixed advances is based on LIBOR (London Interbank Offered Rate) plus a margin of 1.30% per annum. The margin is based on the risk assessment of the Bank. The Bank may at any time and with immediate effect adjust the margin to reflect changes in this element. However, the maximum margin is limited at 2.50% per annum (the limitation does not apply in the event of default).

If the LIBOR rate is negative, a LIBOR rate of 0.00% will be used for the calculation.

It will be confirmed in each case in writing by the Bank but without a signature.

	●	General

If the currently valid capital requirements are increased through measures by authorities or provisions of law, the Bank reserves the right to pass on the additional borrowing costs that thereby result to the Borrower by increasing the interest rate.

Interest due dates	Interest falls due in each case upon the account closing (cf. “Account Closings” below).

The interest may be debited to an account of the Borrower.

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Arrangement fee	A non recurring fee of 0.5% on the total amount will be due to the Bank upon funding of the credit facility.

Interest payments and amortization payments	On the due date, interest payments and amortization payments shall be debited to an account with the Bank.

The Borrower undertakes to make the applicable amount available in this account on the due date.

Until all amounts have been paid, the bank shall retain the existing mortgage right in full.

Special costs
All costs that the Bank incurs on the basis of the present Framework Agreement and the associated loan arrangements, including any contingent liabilities of the Bank, among other things, from pursuing or defending its rights, shall be paid by the Borrower at the Bank’s first request.

Account closings	Fixed advances with term of up to 12 months are closed upon maturity; fixed advances with a term of more than 12 months are closed on a quarterly basis, as of the end of each quarter.

Mortgage collateral	-	CHF 81’666’000.00 first ranking bearer mortgage note, no prior ranking,
	-	CHF 41’959’000.00 third ranking bearer mortgage note, prior ranking CHF 82’523’922.00,

on business premises “CTN”, Ch. des Aulx 8 - 18, 1228 Plans-les-Ouates, land register Plans-les-Ouates, land register folio 11095 (hereinafter referred to as “CTN”).

Transfer of ownership by way of collateral in accordance with the “Security Agreement” (to be signed by Eldista)

If collateral is provided for more than one claim, the Bank may decide at its discretion which claim(s) will be set off against sales proceeds or any other income derived from the collateral.

Further collateral	Pledge of all shares (“Stammanteile”) of Eldista in accordance with a separate “Pledge Agreement” (to be signed).

Deed of Assignment in favour of the Bank of any rent payments from the real estate property CTN, Ch. des Aulx 8 – 18, 1228 Plans-les-Ouates, covering the amount of interest and capital repayment (to be signed by Eldista).

If collateral is provided for more than one claim, the Bank may decide at its discretion which claim(s) will be set off against sales proceeds or any other income derived from the collateral.

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Late payment
The Borrower will be in default with immediate effect, without any reminder by the Bank, if he/she/it fails to fulfill a payment obligation under this framework agreement and/or any agreements based on the framework agreement when they fall due.

In the event of late payment, the Bank is entitled to increase the interest rate by 2% p.a. as of the due date on the amount in arrears, but in any case to charge a minimum rate of 5% p.a.

Ordinary termination	●	Framework agreement This framework agreement may be terminated by either party at any time with immediate effect.

Irrespective of termination of the framework agreement, fixed advances shall continue to run until their maturity; the following provisions on early termination and an automatic acceleration of the due date remain reserved. Following the termination of the framework agreement, no fixed advances may be extended and no new fixed advances may be claimed.

	●	General The termination or maturity of a credit product granted under this framework agreement does not automatically result in the termination of this framework agreement.

Maturity of a fixed advance	Subject to an extension or early termination, each fixed advance automatically falls due for repayment upon its maturity, without any need for a termination notice.

The Bank is entitled to debit a fixed advance that is due for repayment to an account of the Borrower.

Early termination
Upon the occurrence of one of the following events, the Bank is entitled at any time to declare all fixed advances (fixed term) and credit products with an agreed notice period granted under this framework agreement, plus all accrued interest, commission and fees, to be immediately due and payable, on an accelerated basis:

-
bankruptcy proceedings have been instituted against the Borrower or a third party providing collateral, one of them has been granted a debt restructuring moratorium or deferral of bankruptcy, or one of them has concluded a judicial or extrajudicial debt restructuring agreement;

	-	The Framework Agreement for Mortgage Loans between the Bank and Eldista has been terminated for whatever reason;
	-	the Borrower is more than 30 calendar days in default on an interest payment or a repayment of principal;
-
the Borrower has breached any other obligation under this framework agreement and/or under any agreements based hereon and has failed or was unable to restore the proper contractual situation within 30 calendar days after written notice from the Bank;

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	-	the mortgaged property is insufficiently insured against fire and damage caused by natural hazards;
	-	the value of the mortgaged property is significantly impaired, especially due a casualty or to insufficient maintenance;
	-	the use of the mortgaged property is materially altered without the Bank’s consent;
-
there has been a change in direct or indirect ownership/control in respect of the Borrower resulting in Optibase Ltd. owning less than 51% of the Borrower’s shares and/or resulting in an ownership/control structure which at the Bank’s sole discretion is not acceptable for the Bank;

	-	owing to default and/or maturity clauses, another loan or similar obligation entered into by the Borrower has been terminated early;
	-	in the bank’s view, asset and/or revenue situation of the Borrower has deteriorated significantly;
	-	the auditor’s report contains a material qualification.

The Bank is entitled at its discretion to declare an acceleration of the due date of the loan, either immediately or at a later point in time.

Transfer of ownership or forced sale
In the event of transfer of ownership or forced sale of the mortgaged property, all claims in connection with this framework agreement shall fall due for repayment on the date of transfer of ownership or on the date of the public auction, as applicable.

Statement of costs in the event of early termination of fixed advances
If any fixed-term loans granted under this framework agreement are terminated early, the Bank will credit or debit the Borrower with the interest gain or interest shortfall accrued thereon. This is calculated based on the difference between the contractual interest rate which applies at the time of termination and the interest rate that, in the Bank’s view, can be earned on an investment with the same residual term (i.e. date of termination to expiry of interest period of such loan/advance) on the money or capital markets at the time of termination, multiplied by the outstanding loan amount and the residual term. Any surplus in favor of the Borrower is set off against the fee for the Bank’s expenses described below.

In addition a flat fee of 0.1% of the loan amount, but not less than CHF 1’000.00, is owed for the Bank’s expenses.

By way of example:

Example 1

Early repayment of a loan of CHF 10mn (original term 2 years) with a reference rate of 3.0% (reference rate = internal funding rate) by the Borrower after 1 year and loan is reinvested by the Bank for residual term (1 year with a reinvestment rate of 2.5%). Interest is calculated in accordance with international conventions (actual number of days / 360).

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	(i)	Refinancing portion of early repayment result: 0.5% loss on CHF 10mn reinvestment (reference rate ./. reinvestment rate) for residual term of 1 year (CHF 10mn x 365/360 x 0.5%) equals CHF 50’694.44.
	(ii)	Early repayment processing flat fee of 0.1% of the loan amount: CHF 10mn x 0.1% equals CHF 10’000.00.
	(iii)	Total early repayment penalty: CHF 60’694.44.

Example 2

Early repayment of a flex rollover loan of CHF 10mn (product term 5 years) with an interest period of 3 months with a LIBOR rate of 1.0% by the Borrower after 1 month and loan is reinvested by the Bank for residual term (2 months a reinvestment rate of 0.5%). Interest is calculated in accordance with international conventions (actual number of days / 360).

	(i)	Refinancing portion of early repayment result: 0.5% loss on CHF 10mn reinvestment (LIBOR rate ./. reinvestment rate) for residual term of 2 months (CHF 10mn x 60/360 x 0.5%) equals CHF 8’333.33.
	(ii)	Early repayment processing flat fee of 0.1% of the loan amount: CHF 10mn x 0.1% equals CHF 10’000.00.
	(iii)	Total early repayment penalty: CHF 18’333.33.

As the exact early repayment penalty is calculated as the present value, so the individual payment flows are discounted, the above calculation is merely an approximation.

Insurance	The mortgaged property shall be adequately insured against fire and natural hazards.

Borrower’s affirmative obligations	●
Obligation to provide information
The Borrower is obliged to inform the Bank without delay of current business developments and significant changes in its management and in its direct and/or indirect ownership/control as well as other significant changes that could influence the Borrower’s financial situation.

In particular, the Borrower will submit the following documents to the Bank:

-	Annually:
	-	Balance sheet, profit and loss statement and the notes thereto, as well as the auditor’s report within four months of the financial year end.
	-	Current tenant schedule including respective rent of the real estate property CTN within four months of the financial year end.

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Borrower’s Positive and Negative Obligations	●
The Borrower undertakes, to the extent permitted by law, to refrain from providing new or additional collateral in favour of a third party to secure existing or future liabilities of the Borrower or a third party. However, in the event the Borrower invests in a new entity, the Borrower has the right to pledge its ownership interest in the new entity to a third party creditor.

	●	Distributions in form of dividends and/or shareholder loans are only permitted in line with the available yearly profit after amortisation of the loan and interest payments.
●
The Borrower shall ensure and vote accordingly in the shareholder meeting of Eldista that distributions in form of dividends and/or shareholder loans by Eldista are only done in line with the available yearly profit after amortisation of the loan and interest payments.

	●	Loans to third parties (excluding shareholders) by the Borrower are not permitted.
●
The Borrower undertakes not to enter into any further credit or lease financing transactions without the written approval of the Bank. Notwithstanding the foregoing, the Borrower shall be permitted to enter credit or lease financing transactions with third parties provided that at no time the aggregate outstanding indebtedness to third parties exceeds CHF 2’000’000.00.

Credit Risk Hedging
In order for the Bank to directly or indirectly insure or hedge credit risk arising from this credit relationship or collateral underlying the credit, the Bank may, at any time, disclose data and information associated with the credit relationship and the credit risk evaluation required for buying credit protection or credit insurance from a third party. Such hedging and insurance transactions do not entail a transfer of all or any part of this credit relationship or its servicing to a third party.

Data and information may be disclosed to third parties in Switzerland or abroad, namely to hedging or insurance providers, such as banks, financial institutions, credit insurers, hedge funds or to other entities offering credit protection. In the context of such hedging transactions data and information may also be disclosed to other parties involved within the scope of such hedging or insurance transactions, such as rating agencies.

These third parties shall be obliged to keep such transferred data and information confidential and to handle it securely which is subject to the local legal and regulatory provisions governing secrecy and data protection obligations.

Additional agreements and special contractual terms	In general, the Borrower undertakes to use the Bank for his account movements, whereby the Borrower shall be permitted to use Société Générale for local needs in Luxembourg.

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The additional agreements that will be concluded or have already been concluded in accordance with the terms of this framework agreement and the agreed loan products (including the special contractual terms applicable to the individual loans) form an integral part of this framework agreement.

General conditions	The Bank’s “General Conditions including the Safe Custody Regulations” supplement this framework agreement.

Place of performance
The place of performance is the location of the Swiss branch of the Bank with which the Borrower has a contractual relationship. For borrowers whose present or future domicile is outside Switzerland, the place of performance is also the place of debt enforcement (“special domicile” as defined in Art. 50 par. 2 of the Federal Law on Debt Collection and Bankruptcy).

Applicable law and place of jurisdiction
This framework agreement and the agreements based on this framework agreement are subject to and shall be construed in accordance with Swiss law. The Borrower recognizes the exclusive jurisdiction of the courts of Zurich or of the location of the branch of the Bank with which the contractual relationship exists. The Bank also has the right to bring legal action against the Borrower before any other competent court.

Issuance/Signing of Agreement	This framework agreement has been drawn up and signed in duplicate. The Borrower and the Bank each receive one copy.

CREDIT SUISSE AG		OPCTN S.A.

/s/ Christophe Müller	/s/ Philipp Meier	/s/ Alex Hilman	/s/ Yves Mertz	/s/ Detlef Xhonneux
Christophe Müller	Philipp Meier	Borrower’s signature	Borrower’s signature	Borrower’s signature

Zurich, September 28, 2011		Tel Aviv, 3.10.2011	Luxemburg, 6.10.2011	Luxemburg, 6.10.2011
		Place and Date	Place and Date	Place and Date

Security Agreement
(still to be signed by Eldista)
Deed of Assignment
(still to be signed by Eidista)
Pledge Agreement
(still to be signed by the Borrower)
General Conditions incl. Safe Custody Regulations

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